Exhibit 99.1
MEDIA CONTACT:
Kim Wiemuth
Corporate Communications
Kitty Hawk, Inc.
888-431-3137
kwiemuth@kha.com
Kitty Hawk Announces Expansion of
Ground Freight Network and Services
DALLAS, Texas (Oct. 7, 2005) – Kitty Hawk Cargo, Inc., a wholly-owned subsidiary of Kitty Hawk, Inc. (AMEX: KHK) today announced the expansion of its current ground freight transportation services beginning Oct. 31 to include coast-to-coast, less-than-truckload (LTL) deferred freight service to 26 cities. Based on interest from current customers, up to an additional 20 cities are expected to be added to the scheduled ground freight network during the first quarter of 2006.
The initial expansion phase will introduce Kitty Hawk’s first coast-to-coast entirely ground transportation service product, building on its established success as the industry’s premier independent provider of mission-critical, scheduled overnight freight service in North America.
“Our first and foremost goals are responding to customer needs and providing superior customer service,” said Robert W. Zoller, president and CEO. “This expansion is the direct result of requests from Kitty Hawk’s current customers for a deferred ground product with the same level of service excellence they experience with Kitty Hawk’s overnight freight product. With the addition of these cities, we will be able to provide our clients and shippers a more effective, useful and multi-modal freight transportation option.”
Spearheading this effort are Toby Skaar, vice president and chief operating officer of Kitty Hawk Cargo and Marc Widelitz. Widelitz, formerly of Exel Global Logistics, has recently joined Kitty Hawk as the new managing director of ground transportation and will directly oversee the expansion project.
The ground network expansion will also further enhance Kitty Hawk’s other primary services, including:
•	Express service, for heavyweight and small package shipments requiring critical overnight delivery;

•	General service, for air shipments that are not as time critical (second morning delivery);

•	Special service, for shipments requiring special handling (live animals, oversize, high value and hazardous materials); and

•	Precious Cargo, Kitty Hawk’s human remains transport service for the mortuary industry.
Kitty Hawk, Inc.
As a recognized leader in customer service, Kitty Hawk is the premier provider of guaranteed, mission-critical, scheduled overnight air and ground freight transportation to major business centers and surrounding communities throughout North America including, Alaska, Hawaii, Toronto, Canada, and

San Juan, Puerto Rico. With more than 30 years experience in the aviation and air freight industries, Kitty Hawk plays a key connecting role in the global supply chain. Kitty Hawk serves the logistics needs of more than 550 freight forwarders, integrated carriers, logistics companies and major airlines with its extensive integrated air and ground network, fleet of Boeing 737-300SF and 727 freighter aircraft, as well as a 239,000 square-foot cargo warehouse, US Customs clearance and sort facility at its Fort Wayne, Indiana hub. In 2005, Kitty Hawk became the North American launch customer for the fuel-efficient and environmentally-friendly Boeing 737-300SF aircraft. Kitty Hawk’s air and ground cargo networks and award-winning, guaranteed overnight time-definite service are ideal for heavy-weight shipments (over 150 lbs), special goods with unique dimensions, perishables, animals and other valuable shipments.
Forward Looking Statement
This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial performance and involve known and unknown risks and uncertainties that may cause actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause actual results to differ from expectations are: economic conditions; the impact of high fuel prices; our inability to successfully implement and operate our expanded ground network; failure of key suppliers and vendors to perform; our inability to attract sufficient customers at economical prices for our expanded ground network; unforeseen increases in liquidity and working capital requirements related to our expanded ground network; potential competitive responses from other operators of coast-to-coast less than truckload networks; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; the Company’s significant lease obligations and indebtedness; the competitive environment and other trends in the Company’s industry; changes in laws and regulations; changes in the Company’s operating costs including fuel; changes in the Company’s business plans; interest rates and the availability of financing; liability and other claims asserted against the Company; labor disputes; the Company’s ability to attract and retain qualified personnel; inflation; and costs. For a discussion of these and other risk factors, see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the Company’s business or events described in any forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.
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